Exhibit 99.1

CNET Networks Announces Expected Restatement of Financials Arising from Stock-Based Compensation

San Francisco, California, July 10, 2006. CNET Networks, Inc. (Nasdaq:CNET) announced today that it expects to restate previously issued financial statements to correct errors related to accounting for stock-based compensation. CNET does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions.

As previously announced, the Company’s Board of Directors has established a special committee of independent directors to review the Company’s stock option practices and related accounting. The special committee is assisted by independent counsel and outside accounting experts.

The special committee is continuing its review and has not completed its work or reached final conclusions. The special committee and the Company have reached the preliminary conclusion that the actual measurement dates for certain stock options granted between 1998 and 2001 differ from the recorded measurement dates. CNET accordingly expects to record non-cash charges for stock-based compensation expense in certain reported periods commencing with the year ended December 31, 1998. These charges continue during at least the vesting periods of the options and therefore affect subsequent periods, decreasing net income or increasing net loss.

The Company believes that these charges are material and expects to restate its financial statements for 2003, 2004 and 2005 contained in the Company’s Annual Report on Form 10-K filed in March 2006 and the Company’s balance sheet as of March 31, 2006. Based on the continuing review by the special committee, the Company may also restate its financial statements for earlier years and its operating results for the first quarter of 2006.

The financial statements and all earnings and press releases and similar communications issued by the Company relating to periods commencing on January 1, 2003 should therefore not be relied upon. The Company has discussed these matters with its independent registered public accountants. The Special Committee’s review is continuing and the Company may conclude that the measurement dates for options granted in periods not yet reviewed differ from the recorded grant dates. For this reason, the Company may determine that the financial statements issued by the Company with respect to additional periods should not be relied upon.

CNET expects to announce second quarter revenue results and its cash position at June 30, 2006 as well as third quarter and calendar year 2006 revenue guidance on July 24, 2006. The Company will not be in a position to announce additional financial results for the second quarter until the special committee has completed its review and a determination of the appropriate stock-based compensation has been made. Similarly, the Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 on a timely basis pending completion of the special committee’s review and completion of procedures by the Company’s independent registered public accountants.

Cautionary Statement Regarding Forward-Looking Statements

The press release contains forward-looking statements concerning the special committee’s continuing review of the Company’s stock option grant practices and related accounting as well as the Company’s expected restatement of its historical financial statements. The special committee’s review is ongoing and the Company’s expectation that it will restate its financial statements for 2003, 2004 and 2005 contained in the Company’s Annual Report on Form 10-K filed in March 2006 and the Company’s balance sheet as of March 31, 2006 is based upon the special committee’s preliminary review of only some of the Company’s option grants. The final result of the special committee’s review will depend upon a number of important factors including further analysis of option grants reviewed to date and a review and analysis of other option grants not yet reviewed. Forward-looking statements are made as of the date of this press release and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks, Inc.

CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company’s brands — such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet — serve the technology, games and entertainment, business, and community categories. CNET Networks was founded in 1993 and has always been “a different kind of media company” creating engaging media experiences through a combination of world-class content and technology infrastructure.

Contact:

George Mazzotta

415-344-2000